EXHIBIT 3.1.2
CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AUTHENTEC, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
Authentec, Inc., a Delaware corporation (the “Company”), hereby certifies to the Secretary of State of the State of Delaware that:
FIRST: The amendment to the Amended and Restated Certificate of Incorporation set forth in the following resolutions has been approved by the Company’s Board of Directors and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
SECOND: that in Article IV of the Amended and Restated Certificate of Incorporation the text stating:
     “The total number of shares of all classes of stock which the Company shall have authority to issue is One Hundred Ninety Million Four Hundred Forty Four Thousand Three (190,444,003) divided into classes as follows: Eighty Million, Four Hundred Forty Four Thousand Three (80,444,003) shares shall be Preferred Stock, $0.01 par value per share (“Preferred Stock”); and One Hundred Ten Million (110,000,000) shares shall be Common Stock, $0.01 par value per share (“Common Stock”).”
Is hereby amended and restated to read as follows:
     “The total number of shares of all classes of stock which the Company shall have authority to issue is One Hundred Ninety Million Four Hundred Forty Four Thousand Three (190,444,003) divided into classes as follows: Eighty Million, Four Hundred Forty Four Thousand Three (80,444,003) shares shall be Preferred Stock, $0.01 par value per share (“Preferred Stock”); and One Hundred Ten Million (110,000,000) shares shall be Common Stock, $0.01 par value per share (“Common Stock”).
     Effective at 12:00 p.m., Eastern Standard Time on June 26, 2007 (the “Effective Date”), every four (4) shares of the Company’s common stock, par value $0.01 per share (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Date will be automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock, par value $0.01, of the Company (the “New Common Stock”).
     Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock and the Company shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to each holder of record of Old Common Stock shall be issued to Continental Stock Transfer and Trust Company, or such other duly appointed transfer agent of the Company (the “Transfer Agent”) as agent for the account of each holder of record of Old Common Stock and otherwise entitled to have a fraction of share issued to such holder. The sale of all of the fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Date on the basis of the value of the initial offering price of the Common Stock as set forth on the cover of the final prospectus for the IPO (the “IPO Price”). After such sale and upon the surrender of a stockholder’s stock certificates, the Transfer Agent will pay to such holder of record an amount equal to the product obtained by multiplying the IPO Price by such holder’s fractional interest. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”
THIRD: That in lieu of a meeting and vote of stockholders, the stockholders have given consent to said amendment in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by the Vice President of this Corporation on this 26th day of June, 2007.

By:	/s/ Frederick R. Jorgenson
Frederick R. Jorgenson, Vice President -
General Counsel